SoftNet Systems, Inc. Reports Third Quarter Fiscal 2000 Results;
                 Company reports $8.6 MM in Revenue; Revenues Up

            407% Over Previous Quarter and Up 551% Over Previous Year

         SAN FRANCISCO--(BUSINESS WIRE)--Aug. 11, 2000--SoftNet Systems, Inc. (Nasdaq:SOFN) today announced that revenue for its third quarter fiscal year 2000 ended June 30, 2000, was $8.6 million compared to $1.7 million for the second quarter of this year, a 407% increase, and compared to $1.3 million for the same quarter last year, a 551% increase. Net loss per share for the quarter was $1.02 compared to $0.93 recorded the previous quarter. Net loss per share, adjusted to exclude amortization and compensation expenses related to stock options ("adjusted loss per share"), was $0.70, compared to $0.66 in the second quarter of this year. Excluding results of the SoftNet Zone wireless business, which is in the start-up phase, the adjusted loss per share improved to $0.59.

SoftNet's chairman and chief executive officer, Dr. Lawrence Brilliant, said, "This has been a busy and productive quarter for the company. We've continued to transform SoftNet into a global broadband Internet service leader leveraging our Internet-over-cable experience into satellite and wireless sectors. With a great deal of outstanding effort from all of our employees, as well as with support from key partners, we've experienced revenue growth and gross margin improvements in all three of our businesses. This is the first quarter that all three of our operating companies have positive gross profits."

Through the nine months ended June 30, 2000, total revenue reached $11.5 million, an increase of 314% over revenue of $2.8 million in the same period last year. The net loss per share for the nine months year-to-date was $3.02 compared to a net loss per share of $3.07 the same period last year. The adjusted loss per share for the first nine months of the fiscal year was $2.06 versus $2.22 last year.

SoftNet's chief financial officer, Markus Rohrbasser, said, "With regards to ISP Channel, we are managing for profitability and we are no longer managing for growth. SoftNet's growth potential is in its SoftNet Zone wireless local area network offering to be launched later this year in airports across the nation. ISP Channel is on track to improve its financial performance in the coming months."

Results for the ISP Channel, Intellicom and SoftNet Zone are Reported Below.

ISP Channel, SoftNet's wholly owned cable modem service subsidiary had net sales of $1.7 million during the quarter ended June 30, 2000, compared to $1.3 million in the previous quarter. Gross profit for the third quarter was $461 thousand versus $306 thousand in the second quarter of fiscal year 2000. Net losses for ISP Channel in the third quarter, before compensation expense related to stock options, were $14.5 million, an increase of $600 thousand from $13.9 million reported in the second quarter due to increased depreciation and amortization. ISP Channel recorded an EBITDA loss for the quarter at $9.7 million compared to $10.4 million in the prior quarter. On a stand-alone basis, adjusted loss per share due to the ISP Channel was $0.51 for the third quarter of fiscal 2000 compared to $0.56 in the prior quarter.

For the nine months ended June 30, 2000, ISP Channel had net sales of $4.0 million, up 133% from $1.7 million in the same period last year. Gross profit was $853 thousand compared to a gross loss of $136 million last year. Net losses, before compensation expense related to stock options, for the nine months were $39.4 million, an increase of $24.8 million from net losses of $14.6 million reported in the same period last year because we had been accelerating the growth of the business. On a stand-alone basis, adjusted loss per share due to the ISP Channel was $1.61 for the first nine months of fiscal 2000 compared to $1.29 in the prior year.

ISP Channel closed out the third quarter with more than 21,000 cable modem customers and cumulative installed cable systems (head-ends) of 88 compared to 79 last quarter and only 42 systems a year ago; current customer count today exceeds 24,500 cable modem customers and the company is on target to exceed the 30,000 cable modem customers projected by the fiscal year ending September 30, 2000.

Intellicom, SoftNet's wholly owned two-way broadband Internet VSAT (very small aperture terminal) satellite subsidiary had record net sales of $6.0 million during the quarter ended June 30, 2000 compared with $354 thousand in the previous quarter. This growth was primarily due to sales of equipment to Tricom, SA during the third quarter.

Gross profit for the quarter was $621 thousand, compared to the previous quarter's gross loss of $648 thousand. Net losses, before compensation expense related to stock options, for Intellicom decreased to $2.9 million in the quarter from $3.1 million in the previous quarter. EBITDA for the quarter was a loss of $2.2 million compared to an EBITDA loss of $2.4 million in the second quarter. On a stand-alone basis, adjusted loss per share due to Intellicom was $0.09 for the quarter compared to $0.10 last quarter.

For the nine months ended June 30, 2000, Intellicom had net sales of $6.6 million, up 519% from $1.1 million in the same period last year. For the nine month period, net losses, before compensation expense related to stock options, were $8.3 million, an increase of $6.3 million from $2.0 million reported in the same period last year. On a stand-alone basis, adjusted loss per share due to Intellicom was $0.29 for the first nine months of fiscal 2000 compared to $0.09 in the prior year period.

Fiscal third quarter results include the first two months of its newly acquired Laptop Lane Limited; the transaction closed in April 2000. Laptop Lane is part of SoftNet Zone, the company's wireless broadband solution for business travelers. SoftNet Zone garnered net sales for the third quarter of $902 thousand and a gross profit of $561 thousand. Net losses for the quarter were $3.7 million due to increased business and development costs as the company continued to expand its broadband focus with the creation of SoftNet Zone. On a stand-alone basis, adjusted loss per share for the SoftNet Zone was $0.11 for the quarter.

Currently, SoftNet Zone wireless LANs (local area networks) are operational in two Canadian airports and one California hotel, while Laptop Lane's 18 mobile computing retail storefront properties are operational in 12 airports across the country.

Total stockholders' equity was $296.9 million, with assets of $336.9 million and liabilities of $40.0 million. Assets include cash and short-term investments ($196.8 million), equity investments in several Internet companies, as well as other property and equipment, intangibles, and other assets.

This news release and reference points to remarks on the third quarter financial results contained herein can be found on the press release section of the SoftNet Systems' Internet web site www.softnet.com.

About SoftNet Systems, Inc.

SoftNet Systems, Inc. (Nasdaq:SOFN) is a leading global broadband Internet services company.

SoftNet's Intellicom subsidiary combines broadband Internet services with sophisticated two-way satellite technology to deliver a complete end-to-end solution for ISPs, schools, government institutions and businesses. Intellicom utilizes state-of-the-art wireless technologies, broadband delivery, data-push, caching and multicasting services to build the Invisible Internet and provide the only viable total solution for interactive, on demand, multimedia content delivery.

SoftNet is also a majority owner and operator of SoftNet Zone, designed to bring broadband Internet services to such locations worldwide as airports, hotels, and convention centers frequented by mobile computing professionals. SoftNet Zone equity partners include CMGI, Compaq and Delta Air Lines. SoftNet Zone technology partners include Nokia and Cisco. Today, SoftNet Zone's airport storefront property, Laptop Lane, is launched commercially in many U.S.-based international airports with contracts for many more in the near term.

SoftNet is also known for its leading-edge entry into the cable Internet access business through its ISP Channel. ISP Channel currently services thousands of cable customers nationwide with two-way broadband data services.

For further information about SoftNet Systems, Inc. and its subsidiaries, please visit, or call 415/365-2500.

                SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
            Consolidated Condensed Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                           Three Months Ended      Nine Months Ended
                          June 30,    June 30,    June 30,   June 30,
                            2000        1999        2000       1999
                         --------    --------    --------    --------

Net sales                $  8,574    $  1,317    $ 11,541    $  2,788
Cost of sales               6,931       1,460      10,474       2,758
                         --------    --------    --------    --------

Gross profit (loss)         1,643        (143)      1,067          30
                         --------    --------    --------    --------

Operating expenses:
Selling and marketing       6,919       4,197      18,991       8,567
 Engineering                6,222       1,856      15,478       3,325
General and

 administrative             5,596       2,439      12,586       6,616
Depreciation                3,565         938       8,484       2,140
Amortization                3,117         872       5,509       1,597
Compensation expense
 related to stock options   5,039       5,680      16,318       6,721
                         --------    --------    --------    --------
Total operating expenses   30,458      15,982      77,366      28,966
                         --------    --------    --------    --------

Loss from continuing
 operations before
 other income
(expense), income
 taxes and discontinued
operations                (28,815)    (16,125)    (76,299)    (28,936)

Other income (expense)
Interest expense             (381)     (2,453)     (1,159)     (3,580)
Interest income             3,331       1,336       8,894       1,576
Other                        (125)     (1,373)       (162)     (1,405)
                         --------    --------    --------    --------

Loss from continuing
 operations before
 income taxes and
 discontinued operations  (25,990)    (18,615)    (68,726)    (32,345)
Income taxes                   --          --          --          --

Loss from continuing
 operations               (25,990)    (18,615)    (68,726)    (32,345)

Loss from discontinued
 operations                    --         (15)         --        (399)
                         --------    --------    --------    --------

Net loss                  (25,990)    (18,630)    (68,726)    (32,744)

Preferred dividends            --         (59)         --        (473)
                         --------    --------    --------    --------

Net loss applicable
 to common shares       $ (25,990)  $ (18,689)  $ (68,726)  $ (33,217)
                         ========    ========    ========    ========

Basic and diluted loss per share:

 Continuing operations  $   (1.02)  $   (1.26)  $  (3.02)   $  (2.99)
 Discontinued operations       --          --         --       (0.04)
 Preferred dividends           --       (0.01)        --       (0.04)
                         --------    --------   --------    --------
 Net loss applicable
  to common shares      $  (1.02)   $  (1.27)   $  (3.02)   $  (3.07)
                        ========    ========    ========    ========

Loss from continuing
 operations excluding
 amortization expense and
 compensation expense
 related to stock
 options                $  (0.70)   $  (0.82)   $  (2.06)   $  (2.22)
                        ========    ========    ========    ========

Shares used to compute
basic and diluted
 loss per share           25,368      14,764      22,742      10,806
                        ========    ========    ========    ========


                SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
                            Summary Metrics

                               June 30,   March 31,    June 30,
                             ---------   ---------   ---------
                                  2000        2000        1999
                             ---------   ---------   ---------
Summary Metrics:

 Employees                         468         307         179

 ISP Channel:

  Cable affiliates                  49          44          40
  Contracted homes passed
   (in millions)                   2.4         2.4         1.8
  Marketable homes passed

   (in thousands)                  910         765         449
  Cumulative cable systems

   (head-ends) installed            88          79          42
  Cable modem customers         21,016      16,027       4,044

Intellicom:

 Very small aperture

 terminals (VSATs) installed        88          82          73

SoftNet Zone:

 Airports                           12         N/A         N/A
 Airport Store Sites                18         N/A         N/A
 Workstations                      144         N/A         N/A
 Customers
 (May 2000 and
  June 2000 only)               40,845         N/A         N/A
 Minutes Charged
 (May 2000 and
  June 2000 only)            1,114,431         N/A         N/A


            This press release contains forward-looking statements concerning the company's anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," and like expressions, and the negative thereof.) These statements, including the risks attendant to a growing business in a new industry as well as those risks described in the company's Quarterly or Annual Report.


    CONTACT: SoftNet Systems, Inc.
             Jody P. Flynn, 415/365-2510 (MEDIA)
             jflynn@softnet.com
             Gloria Parrish, 415/365-2514 (MEDIA)
             gparrish@softnet.com
                   or
             Cindy Wyrick, 415/343-2325 (INVESTOR)
             cwyrick@softnet.com

         KEYWORD: CALIFORNIA INTERNATIONAL CANADA
         INDUSTRY KEYWORD: COMPUTERS/ELECTRONICS RETAIL TELECOMMUNICATIONS INTERNET NETWORKING PRODUCT EARNINGS